Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS BETTER THAN EXPECTED 2018 FOURTH QUARTER AND FULL YEAR SALES

RAISES 2018 EARNINGS GUIDANCE

New York, New York, January 28, 2019: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that for the three months ended December 31, 2018, net sales were $177.2 million, up 18.5% from the final quarter of 2017. At comparable foreign currency exchange rates, consolidated fourth quarter net sales increased 21.2%. For the full year, net sales rose 14.3% to $675.6 million from $591.3 million in 2017. At comparable foreign currency exchange rates, consolidated 2018 net sales increased 12.8%. Inter Parfums plans to issue results for the 2018 fourth quarter and full year on Monday, March 4, 2019 before the open and conduct a conference call at 1:00 pm that day. Details will be announced at a later date.

Net Sales:

	Three months ended December 31,			Year Ended December 31,
	2018	2017	% Change	2018	2017	% Change
	($ in millions)

European based product sales	$134.8	$115.4	16.8%	$537.6	$476.5	12.8%
United States based product sales	42.4	34.1	24.4%	138.0	114.8	20.2%
	$177.2	$149.5	18.5%	$675.6	$591.3	14.3%

Discussing European based operations, Jean Madar, Chairman & CEO of Inter Parfums stated, “The final quarter was even better than expected, resulting in a 16.8% comparable quarter sales increase. Our four largest brands, Montblanc, Jimmy Choo, Coach and Lanvin, grew sales by 2.7%, 55.2%, 22.5% and 28.1%, respectively, in the closing quarter of the year, especially notable in the absence of a major brand launch. For the full year, these brands posted 1.4%, 8.5%, 73.3% and 7.1%, sales gains.”

On the subject of U.S. based operations, Mr. Madar noted, “GUESS was added to our brand portfolio in April 2018, and has quickly become one of our largest U.S. based brands. In addition to the inclusion of GUESS fragrances, the 24.4% increase in 2018 fourth quarter sales reflects gains by the Anna Sui, Oscar de la Renta and Abercrombie & Fitch Co. brands. For the full year, the largest sales gains were achieved by Anna Sui and Abercrombie & Fitch, which along with incremental GUESS fragrance sales, produced the more than 20% top line improvement by U.S. based operations.”

He continued, “We recently unveiled our first new Rochas scent for men, Moustache, soon to be followed by Montblanc Explorer and later in the year, we will debut new men’s fragrances for Jimmy Choo and Dunhill. For women, we have a new Lanvin scent called A Girl in Capri in the pipeline, the debut of our first Graff fragrance collections and our foray into direct-to-consumer online sales with the Lily Aldridge collection. We also have a new fragrance duo rolling out for the Abercrombie & Fitch brand. While major new product launches are catalysts for our sales growth, we also expect established scents and brand extensions to continue to be important contributors to our top line.”

Guidance

Russell Greenberg, Executive Vice President & Chief Financial Officer stated, “With sales coming in better than expected, we have raised our 2018 guidance range for net income per diluted share attributable to Inter Parfums, Inc. to $1.68 to $1.70, from our previous guidance of $1.61. With regard to 2019, we continue to expect net sales of approximately $705 million, resulting in net income attributable to Inter Parfums, Inc. of approximately $1.81 per diluted share.”

Inter Parfums, Inc. News Release	Page 2
January 28, 2019

Founded more than 30 years ago, Inter Parfums, Inc. is a premier fragrance company with a diverse portfolio of prestige brands that includes Abercrombie & Fitch, Agent Provocateur, Anna Sui, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Lanvin, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Rochas, S.T. Dupont and Van Cleef & Arpels. The fragrance products developed, produced and distributed by Inter Parfums are sold in more than 100 countries throughout the world.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would,”or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2017 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com